2006 Salaries; Annual Incentive Compensation Earned in 2005.

On March 7, 2006, the Executive Compensation and Employee Benefits Committee, with the concurrence of the Board of Directors, approved the following actions regarding compensation for the Company’s executive officers named in its proxy statement:

2006 salaries for Aqua America’s executive officers of $423,576 for Mr. DeBenedictis, $250,377 for Mr. Stahl, $220,639 for Mr. Smeltzer, $191,616 for Mr. Hugus and $184,031 for Mr. Riegler. Such salaries will become effective April 1, 2006.

Annual incentive compensation payouts under Aqua America’s 2005 Annual Cash Incentive Compensation Plan of $419,580 for Mr. DeBenedictis, $114,458 for Mr. Stahl, $86,785 for Mr. Smeltzer, $49,028 for Mr. Riegler and $47,591 for Mr. Hugus.